EXHIBIT 1


                            TRIBAND ENTERPRISE CORP.
                                    Suite 903
                              1485 West 6th Avenue
                                 Vancouver, B.C.
                                     V6G 4H1
                            Telephone: (604)331-0096
                            Facsimile: (604)714-0879
                               TRADING SYMBOL: TRD
                               December 18th, 2003

                              N E W S R E L E A S E
                              ---------------------

Triband Enterprise Corp. (the "Company") announces that at the Extraordinary and Special Meeting of Shareholders held on December 8th, 2003, the shareholders voted in favour of a share consolidation on a four old for one new basis. In addition, the Shareholders approved a name change from Triband Enterprise Corp. to Wealth Minerals Ltd.

The consolidation of the issued share capital and the name change are subject to the approval of the TSX Venture Exchange.

For further information concerning the Company, please contact Mr. Gary Freeman, President and Director at (604)331-0096.


                                               TRIBAND ENTERPRISE CORP.


                                               Per: /s/ Gary R. Freeman
                                                  ------------------------------
                                                  Gary R. Freeman
                                                  President and Director


The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.